EXHIBIT 9.01

ADDENDUM No. 1
TO
PROJECT LOCATION
AND
CONSULTING AGREEMENT
(Key Services, Inc.)

This ADDENDUM  (the “Addendum”) is made and entered into as of this 18th day of July 2012, by and between Dynamic Energy Alliance Corporation, a Florida corporation  (hereinafter “DEAC” or “Corporation”), and Key Services, Inc., a Nevada Corporation, on behalf of itself, and its officers, directors, shareholders, employees, consultants and affiliates (hereinafter collectively “Consultant"); and amends and supplements that certain “Project Location And Consulting Agreement” between the parties hereto dated July 10, 2011 (the “Original Consulting Agreement”).

For ten dollars ($10.00) in hand and other valuable consideration, receipt of which is hereby acknowledged, the parties hereby amend the aforesaid Consulting Agreement by the addition of the following provisions, which provisions are hereby added to the Consulting Agreement, and shall control in all cases, and supersede in the case of any conflict, the previous existing provisions contained in the Original Consulting Agreement:

1.	SETTLEMENT OF PAST DUE INVOICES.

As of the date of this Addendum, the Company owed Consultant a total of one hundred twenty-one thousand eight hundred sixty-three and 01/100 dollars (USD $121,863.01) for past due obligations and unpaid invoices (the “Past Due Obligations”). Upon the execution of this Addendum, DEAC agrees to pay and Consultant agrees to accept a total of six hundred nine thousand three hundred fifteen (609,315) shares of restricted Common Stock of Dynamic Energy Alliance Corporation (par value of $0.0001), at a per share price conversion of $0.20, as payment in full for the all Past Due Obligations (the “Settlement Shares”), to be issued within ten (10) business days for the date of this Agreement. Simultaneously, to the issuance of the Settlement Shares, Consultant shall execute a separate Lock-up Agreement to restrict the sale of the Settlement Shares received by the Consultant for a period of twelve (12) months from the date of expiration of the customary SEC Rule 144 restriction period (the “Lockup Agreement”), attached hereto as Exhibit A.

2.	AMENDMENT TO ORIGINAL CONSULTING AGREEMENT.

(a) Section 6.1(b) of the Original Consulting Agreement is hereby amended to reflect the following:

“A consulting fee of $20,000 per month, paid in cash, or at Company’s option (if funds are not available) from the date of execution of this Agreement until July 1, 2012, in the form of restricted shares of Company’s common stock, valued at $0.20 per share (e.g. $20,000 multiplied by $0.20 per share = 100,000 shares of restricted shares of Company’s common stock); and”

(b) Section 6.1(c) of the Original Consulting Agreement is hereby amended to reflect the following:

“Additional fees, including but not limited to, site development, joint venture, partnership, consulting, developer, contractor and/or project management fees shall be separately negotiated between the parties and set forth in a written agreement on a project by project basis, pursuant to the terms and conditions of this Agreement.”

(c) Section 8.5 of the Original Consulting Agreement is hereby amended to reflect the following:

“(a)           Company shall have the right, in its sole discretion and at anytime deemed necessary during the term of this Agreement, to assign in whole or in part, the obligations of the Company as set forth in this Agreement to one or more wholly-owned subsidiaries or related party entities of the Company; and

(b)           The Consultant shall have the right in its sole discretion to assign in whole or in part, the compensation payable to Consultant here under, and/or to assign a portion or all of its duties hereunder with respect to a specific site or project, to a third party or sub contractor.”

(d)	COVENANT NOT TO COMPETE OR SOLICIT.

(a) During the term of the Consulting Agreement, and for a period of two (2) years after the end of the term of said Consulting Agreement, Consultant, and its officers, directors, shareholders, employees and affiliates, shall not, without the prior written consent of DEAC, which may be withheld in DEAC’s sole discretion, engage in a Competitive Business Activity (as defined below) anywhere in North America.

(b) For all purposes hereof, the term "Competitive Business Activity" shall mean: (i) engaging in, or managing or directing persons engaged in any business in competition with DEAC’s plants, technologies, products and/or services; (ii) acquiring or having an ownership interest in any entity that derives revenues from any business in competition with DEAC's plants, technologies, products and/or services, (except for passive ownership of four and 9/10th percent (4.9%) or less of any entity whose securities are publicly traded on a national securities exchange or market, or ten percent (10%) or less of any entity whose securities are not publicly traded on a national securities exchange or market); or (iii) participating in the operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this Section.

(c) Non-Solicitation. During the Non-Competition Period, Consultant shall not (i) solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of DEAC or any of its subsidiaries to terminate his or her employment with DEAC or its subsidiaries.

(d) The covenants contained in Section hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision within North America.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(e) Consultant acknowledges that (i) the goodwill associated with DEAC’s technology, trade secrets and other assets prior to execution of the Consulting Agreement represents an integral component of the consideration and value to the Consultant obtained by execution of the Consulting Agreement, as it will serve as the basis for Consultant’s ability to locate, negotiate and obtain projects for DEAC, and (ii) Consultant's non competition agreement as set forth herein is necessary to preserve the value of the Assets for DEAC during the term of the Consulting Agreement. The Consultant also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (A) Consultant and DEAC are engaged in a highly competitive industry, (B), DEAC is granting to Consultant unique access to trade secrets and know-how of DEAC relating to its business plan, technology, plants and services; and (C) this Agreement provides no more protection than is necessary to protect DEAC’s interests in its goodwill, trade secrets and confidential information.

(e)	CONFIDENTIALITY AGREEMENT.

(a) As used herein, "Confidential Information" shall mean any and all technical and non-technical information related to DEAC’s business plan, its business, and its future planned business, including specifically, but not by way of limitation, all information on tire pyrolysis provided by DEAC, or its officers, directors, shareholder, employees, consultants or agents, to Consultant, (or to Consultant’s employees, consultants, agents, and/or as applicable its officers, directors or shareholders), including but not limited to:

(i)	patent(s) and patent applications;

(ii)	trade secrets;

(iii)	copyrighted information;

(iv)
all proprietary information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, formulae, business plans, marketing plans, marketing studies, names of customers, potential customers and customer profiles, contracts and terms for purchase and sale, Company vendors lists, potential vendors lists, profiles for potential vendors, license contract terms, proposed terms and identities of contractors, and identities of all consultants, staff and proposed personnel;

(v)
all other information  related to DEAC’s current, past, future, and proposed plants, equipment, processes and services, including, without limitation, DEAC’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans and information, websites, internet protocol, programming, and procedures.

(vi)	All of the material and information listed above regarding 3rd parties, which DEAC discloses to Consultant.

(b) Consultant’s obligations under this Agreement to DEAC with respect to any portion of DEAC's Confidential Information shall terminate when and provided Consultant can document that: (a) such information was in the public domain at the time it was communicated to the Consultant by DEAC; (b) it entered the public domain subsequent to the time it was communicated to the Consultant by DEAC through no fault of the Consultant; (c) it was in the Consultant's possession free of any obligation of confidence at the time it was communicated to the Consultant by DEAC; (d) it was rightfully communicated to the Consultant by a third-party free of any obligation of confidence subsequent to the time it was communicated to the Consultant by DEAC; (e) it was developed by employees or agents of the Consultant independently of and without reference to any information communicated to Consultant by DEAC; or (f) the communication was in response to a valid order by a court or other governmental body, or was otherwise required by law.  Consultant shall have the burden of proof to prove it fits within one of the above exceptions.

(c) Consultant hereby agrees that at all times and notwithstanding any termination or expiration of this Agreement it will hold in strict confidence and not disclose to any third-party Confidential Information of DEAC, except as may be prior approved in writing by DEAC, and Consultant agrees that it will use the Confidential Information for no purpose other than purposes prescribed by DEAC. Consultant shall only permit access to Confidential Information of DEAC to those of Consultant’s employees or authorized representatives having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, which specifically include DEAC as a beneficiary here under.

(d) The Consultant's obligations under this Agreement with respect to DEAC’s Confidential Information shall continue during the term of this Agreement, and shall survive termination of the Agreement between the parties and shall be binding upon the Consultant's heirs, successors and assigns for a period of five (5) years after the date of termination of this Agreement. Upon written request of DEAC, Consultant shall promptly return to DEAC all documents and other tangible materials representing DEAC's Confidential Information and all copies thereof.

(e) Consultant agrees it will not modify, reverse engineer, decompile, create other works from, or disassemble any software programs or other material from Confidential Information of DEAC without the prior written consent of DEAC.

(f) The parties recognize and agree that nothing contained in this Addendum or the Consulting Agreement shall be construed as granting any property rights, by license or otherwise, to any Confidential Information of DEAC disclosed pursuant to the Consulting Agreement, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information.

(g) Consultant acknowledges that Consultant’s breach of this Agreement may cause irreparable harm to DEAC, its successors and assigns, for which DEAC, its successors and assigns shall be entitled to seek injunctive or other equitable relief as well as monetary damages.

(f)	ADDITIONAL PROVISIONS

(a) This Agreement shall be governed by, enforced under, and construed and interpreted in accordance with, the laws of Florida without reference to conflict of laws principles. Each party agrees and consents to venue and personal jurisdiction in Orange County, Florida. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law. This Agreement is the complete and exclusive agreement regarding the obligations of Consultant to not compete, and regarding the disclosure of Confidential Information between the parties, and replaces any prior oral or written communications between the parties regarding terms of a non competition commitment, and/or protection and use of DEAC’s Confidential Information. This Addendum may be signed in multiple copies, each of which shall constitute the same instrument. Once completely executed, any reproduction of this Addendum made by reliable means shall be considered an original, and a copy of this Addendum shall be affixed to the Consulting Agreement, and become a part thereof.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the Date set forth above.

DYNAMIC ENERGY ALLIANCE, CORPORATION (DEAC)

/s/ Harvey Dale Cheek
BY:          ______________________
Harvey Dale Cheek,
Director

KEY SERVICES, INC. (Consultant)

/s/ Lee Larson Elmore
BY:          ______________________
Lee Larson Elmore,
President

Exhibit A

Lockup Agreement

See attached.

LOCK UP AGREEMENT
FOR SHARES OF
DYNAMIC ENERGY ALLIANCE CORPORATION

THIS LOCKUP AGREEMENT (the “AGREEMENT”) is entered into as of this 18th day of July 2012, by and among KEY SERVICES, INC. (the “SHAREHOLDER”) and DYNAMIC ENERGY ALLIANCE CORPORATION, a Delaware corporation (the “COMPANY”).

WHEREAS, the Shareholder holds common stock of the Company or securities convertible into or exercisable for common stock of the Company (collectively, “SECURITIES”), received as a settlement from the executed Amendment No. 1 of the Project Location and Consulting Agreement executed by Company and Shareholder on or about July 18, 2012;

WHEREAS, the Company believes it is in the best interests of its stockholders to establish an orderly trading market for shares of the Company's common stock; and

WHEREAS, the Company desires the Shareholder to refrain selling Securities held by the Shareholder for a one-year period, in order to encourage orderly trading in shares of the Company's common stock;

NOW, THEREFORE, the parties hereto agree as follows:

1. LOCKUP OF SECURITIES. In consideration for one dollar in hand, and other valuable consideration, receipt of which is hereby acknowledge, Shareholder agrees, that without the prior written consent of the Company, that, until the first anniversary of the date of expiration of the customary Rule 144 restriction period, the Shareholder will not make or cause any sale of any Securities listed on Schedule I hereto which, as of the date of this Agreement, the Shareholder owns either of record or beneficially, and which the Shareholder has the power to control the disposition; provided, however, that the Shareholder may, without the Company's prior written consent, make a gift of Securities without consideration to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, subject to standard provisions of Rule 144.

2. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3. PRIVATE SALE EXCLUSION. Notwithstanding anything herein to the contrary, Shareholder shall have the right to the sell, in a private sale, the Securities set forth in Schedule I, subject to; (a) the Purchaser must be an existing shareholder of the Company, and (b) the Purchaser must execute a separate lock-up agreement with the Company (the “New Lock-up Agreement”), attached hereto as Exhibit A, simultaneously with the execution of an applicable Stock Purchase Agreement pertaining to the certain number of shares of Securities set forth in Schedule I sold by Shareholder to Purchaser during said sale.

4. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Florida applicable to contracts entered into and fully to be performed in the State of Florida.

5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7. ATTORNEYS' FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

8. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.

9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

{Signatures on the following page}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DYNAMIC ENERGY ALLIANCE CORPORATION

/s/ Harvey Dale Cheek
BY:          ______________________
Harvey Dale Cheek,
Director

SHAREHOLDER

KEY SERVICES, INC.

/s/ Lee Larson Elmore
By:          ________________________
Lee Larson Elmore,
President

SCHEDULE I

(Detailed list of Shareholder’s Securities represented by Lockup Agreement)

A total of six hundred nine thousand three hundred fifteen (609,315) shares of restricted Common Stock of Dynamic Energy Alliance Corporation (par value of $0.0001), at a per share price conversion of $0.20, received as payment in full for the all Past Due Obligations (the “Settlement Shares”), to be issued by the Company to Shareholder pursuant to the executed Addendum No. 1 to the Project Location and Consulting Agreement dated on or about July 18th, 2012.

EXHIBIT A

(New Lockup Agreement from Private Sale)

{Lockup Agreement shall be in the same form as the original Lockup Agreement signed by the original Shareholder}

See Attached.